                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X}

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       PPG Industries, Inc
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                        [LOGO of PPG Industries, Inc.]


       PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272

                                                                  March 5, 2002

DEAR SHAREHOLDER:

   You are cordially invited to attend the Annual Meeting of Shareholders of PPG Industries, Inc. to be held on Thursday, April 18, 2002, in the Pittsburgh Marriott Hotel, City Center, 112 Washington Place, Pittsburgh, Pennsylvania. The meeting will begin at 11:00 A.M. We look forward to greeting personally those shareholders who will be able to be present. This booklet includes the notice of the Annual Meeting and the Proxy Statement, which contains information about the business of the Annual Meeting and about your Board of Directors and its committees and certain executive officers.

   This year, in addition to the election of three Directors, you are being asked to act on a proposal to amend and reapprove the PPG Industries, Inc. Stock Plan. Your Board of Directors recommends that you vote in favor of this proposal. The amended Plan will continue to provide the Company with a means of tying executive compensation directly to share value.

   It is important that your shares be represented at the Annual Meeting. You are, therefore, urged to vote by telephone or internet or to complete, date and sign the accompanying Proxy and Voting Instruction Card and return it promptly in the return envelope provided whether or not you plan to attend personally.

                                          Sincerely yours,


                                          /s/ Raymond W. LeBoeuf
                                          ----------------------
                                          Raymond W. LeBoeuf
                                          Chairman of the Board

                             PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 18, 2002

  Notice is hereby given that the Annual Meeting of Shareholders of PPG Industries, Inc. will be held on Thursday, April 18, 2002, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA, for the purpose of considering and acting upon the following:

  1. The election of three Directors; and

  2. A proposal to amend and reapprove the PPG Industries, Inc. Stock Plan.

  Only shareholders of record of the Company as of the close of business on February 19, 2002 are entitled to notice of and to vote at the Meeting or any adjournment thereof.

  Admission to the Annual Meeting will be by Admission Card only. If you are a shareholder of record or a Savings Plan participant and plan to attend, you may obtain an Admission Card by following the instructions provided in your proxy materials. If your shares are not registered in your name, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm will request an Admission Card for you or provide you with evidence of your ownership that will gain you admission to the Annual Meeting.

Michael C. Hanzel, Secretary

                                          Pittsburgh, Pennsylvania
                                          March 5, 2002

                              PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT
                 Annual Meeting of Shareholders--April 18, 2002

                               Table of Contents

                                                                            Page
                                                                            ----
Voting Securities..........................................................   1
Election of Directors......................................................   3
  Committees of the Board..................................................   5
  Compensation of Directors................................................   6
  Other Transactions.......................................................   7
Compensation of Executive Officers.........................................   7
  Compensation Committee Report on Executive Compensation..................   7
  Summary of Named Executives' Compensation................................  11
  Option Grants............................................................  12
  Option Exercises and Fiscal Year-End Values..............................  13
  Long-Term Incentive Plan Awards..........................................  13
  Retirement Plans.........................................................  14
  Change In Control Arrangements...........................................  15
Board Proposal ............................................................  15
  Proposal--Amend and Reapprove the PPG Industries, Inc. Stock Plan........  15
   Background and Brief Description of Amendment...........................  15
Auditors...................................................................  17
Shareholder Return Performance Graph.......................................  18
Miscellaneous..............................................................  18
  Vote Required............................................................  18
  Solicitation Costs.......................................................  19
  Shareholder Proposals for the Next Annual Meeting........................  19
  Section 16(a) Reporting..................................................  19
  Other Matters............................................................  19

                             PPG INDUSTRIES, INC.
                 One PPG Place, Pittsburgh, Pennsylvania 15272

                                PROXY STATEMENT

                Annual Meeting of Shareholders--April 18, 2002

  This Proxy Statement is being mailed to the shareholders of PPG Industries, Inc. (hereinafter sometimes called "PPG" or the "Company") on or about March 5, 2002, in connection with the solicitation of proxies by the Board of Directors of the Company (hereinafter sometimes called the "Board of Directors" or the "Board"). Such proxies, which may be given by following the instructions accompanying this Proxy Statement, will be voted at the Annual Meeting of Shareholders of the Company (hereinafter sometimes called the "Meeting") to be held on Thursday, April 18, 2002, at 11:00 A.M., prevailing time, in the PITTSBURGH MARRIOTT HOTEL, CITY CENTER, 112 WASHINGTON PLACE, PITTSBURGH, PENNSYLVANIA and at any adjournment thereof. Proxies may be revoked at will before they have been exercised, but the revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company.
                                 ------------

                               VOTING SECURITIES

  As of the close of business on February 19, 2002, there were outstanding 168,796,191 shares of the Common Stock of the Company, par value $1.66-2/3 per share, the only class of voting securities of the Company outstanding. Only shareholders of record as of the close of business on February 19, 2002, are entitled to notice of and to vote at the Meeting. Except with respect to the election of Directors, each such shareholder is entitled to one vote for each share so held. With respect to the election of Directors, the right of cumulative voting exists. That right permits each shareholder to multiply the number of shares the shareholder is entitled to vote by the number of Directors to be elected in order to determine the number of votes the shareholder is entitled to cast for nominees, and, then, to cast all or any number of such votes for one nominee or to distribute them among any two or more nominees in that class. The proxies solicit discretionary authority to vote cumulatively.

  Set forth below is certain information with respect to the beneficial ownership of shares of the Common Stock as of February 19, 2002 by certain persons, including (i) the nominees for Directors, one of whom is the Chief Executive Officer of the Company (hereinafter sometimes called the "CEO"), the continuing Directors, and the four other most highly compensated Executive Officers (as defined under the Securities and Exchange Act of 1934) of the Company (in addition to the CEO) and (ii) such persons as a Group.

                                      Shares of Beneficially Owned Common Stock
                                           and Common Stock Equivalents(1)
                                     -------------------------------------------
    Name of                          Beneficially Owned  Common Stock
Beneficial Owner                      Common Stock(2)   Equivalents(3) Total(4)
----------------                     ------------------ -------------- ---------
Raymond W. LeBoeuf..................       929,590           8,577       938,167
James G. Berges.....................         3,500           1,365         4,865
Erroll B. Davis, Jr.................         6,121           8,715        14,836
Michele J. Hooper...................         6,600           3,939        10,539
Allen J. Krowe......................         8,286          17,733        26,019
Steven C. Mason.....................         7,000          14,424        21,424
Robert Mehrabian....................         7,000          12,074        19,074
Thomas J. Usher.....................         6,000           4,079        10,079
David G. Vice.......................         8,000           6,600        14,600
David R. Whitwam....................         7,000          14,265        21,265
Frank A. Archinaco..................       429,526           3,354       432,881
Charles E. Bunch....................       299,096           1,445       300,541
William H. Hernandez................       321,363           2,189       323,551
James C. Diggs......................       129,022           2,405       131,427
All of the above as a Group (5).....     2,168,104         101,165     2,269,270

(1) Each of the named owners has sole voting power and sole investment power as to all the shares beneficially owned by them with the exception of (i) shares held by certain of them jointly with, or directly by, their spouses, and (ii) the Common Stock Equivalents shown in the second column and described more fully below which have no voting power.

(2) Shares of Common Stock considered to be "Beneficially Owned" include both Common Stock actually owned and shares of Common Stock as to which there is a right to acquire ownership on, or within sixty days after, February 19, 2002. None of the identified beneficial owners holds more than 1% of the shares of Common Stock beneficially owned. The Group consisting of the identified owners and all other Executive Officers holds 1.27% of the shares of Common Stock beneficially owned. Of the shares shown, 5,000 of the shares held by Messrs. Davis, Krowe, Mason, Mehrabian, Usher and Whitwam and Ms. Hooper, and 2,500 of the shares held by Mr. Berges and 798,301, 359,347, 245,359, 295,322 and 118,783 of the shares of Messrs.
     LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, are shares as to which the beneficial owner has the right to acquire beneficial ownership within sixty days of February 19, 2002, upon the exercise of Options granted under the PPG Industries, Inc. Stock Plan (sometimes also referred to in this Proxy Statement as the "Stock Plan").

(3) Certain Directors hold Common Stock Equivalents in their accounts in the Directors' Common Stock Plan and in their accounts in the Deferred Compensation Plan for Directors (which plans are described under "Compensation of Directors" below). Certain Executive Officers hold Common Stock Equivalents in their accounts in the Company's Deferred Compensation Plan. Common Stock Equivalents are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents earn dividend equivalents until the Common Stock Equivalents are paid, but they carry no voting rights or other rights afforded to a holder of the Common Stock.

(4) This is the sum of the Beneficially Owned Common Stock and the Common Stock Equivalents as shown in the previous two columns.

(5) The Group consists of fourteen persons: the five Executive Officers of the Company as of February 19, 2002 (Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs), the two nominees for Directors other than the CEO, the six continuing Directors and one Director (Mr. Vice) who is retiring effective April 18, 2002.

                             ELECTION OF DIRECTORS

  Three Directors are to be elected to a class which will serve until 2005 and until their successors have been elected and qualified, or their earlier retirement or resignation. It is intended that the shares represented by each proxy will be voted cumulatively as to each class, in the discretion of the proxies, for the nominees for Directors set forth below, each of whom is an incumbent, or for any substitute nominee or nominees designated by the Board of Directors in the event any nominee or nominees become unavailable for election. The principal occupations of, and certain other information regarding, the nominees and the continuing Directors, are set forth below.

                                 ------------

      Nominees to Serve in the Class Whose Term Expires in the Year 2005

                                 ------------

[PHOTO] Michele J. Hooper, Former President and Chief Executive Officer, Voyager Expanded Learning, Inc. Ms. Hooper, 50, has been a Director of PPG since 1995. She was President and Chief Executive Officer of Stadtlander Drug Company, Inc., a provider of disease-specific pharmaceutical care from June 1998 until Stadtlander was acquired in January 1999. From 1992 until June 1998 she was President, International Business Group of Caremark International, Inc., an alternative-site health care provider which is a subsidiary of Medpartners, Inc. She was also Corporate Vice President of Caremark International, Inc., from 1993 until June 1998. She is also a director of Target Corporation.


[PHOTO] Raymond W. LeBoeuf, Chairman of the Board and Chief Executive Officer, PPG Industries, Inc. Mr. LeBoeuf, 55, has been a Director of PPG since 1995. He has been Chairman of the Board and Chief Executive Officer of PPG since 1998. He was President and Chief Operating Officer of PPG from 1995 until 1998. He is also a director of Praxair, Inc. and ITT Industries, Inc.


[PHOTO] Robert Mehrabian, Chairman of the Board, President and Chief Executive Officer, Teledyne Technologies Inc. Dr. Mehrabian, 60, has been a Director of PPG since 1992. He has been Chairman of the Board, President and Chief Executive Officer of Teledyne Technologies Inc., a provider of aerospace, electronic and communications products, and systems engineering services, since December 2000. He was President and Chief Executive Officer of Teledyne Technologies Inc. from its formation (as a spin-off of Allegheny Teledyne Inc.) in November 1999 until December 2000. He was Executive Vice President of Allegheny Teledyne Inc., a manufacturer of specialty metals, aerospace, electronics, industrial and consumer products, from May 1998 until November 1999. He was Senior Vice President and Segment Executive of Allegheny Teledyne Inc. from 1997 until May 1998. From 1990 until 1997 he was President of Carnegie Mellon University, an educational institution. He is also a director of Teledyne Technologies Inc. and Mellon Financial Corporation.


                                 ------------

                  Continuing Directors--Term Expires in 2003

                                 ------------


[PHOTO] Steven C. Mason, Retired Chairman of the Board and Chief Executive Officer, Mead Corporation. Mr. Mason, 66, has been a Director of PPG since 1990. He was Chairman of the Board and Chief Executive Officer of Mead Corporation, a forest products company, from 1992 until his retirement in 1997. He is also a director of Convergys Corp. and The Elder-Beerman Stores Corp.

[PHOTO] Thomas J. Usher, Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation. Mr. Usher, 59, has been a Director of PPG since 1996. He has been Chairman of the Board, Chief Executive Officer and President of United States Steel Corporation, a major producer of metal products, since December 2001. He served as Chairman of the Board and Chief Executive Officer of USX Corporation from 1995 until 2001. He is also a director of United States Steel Corporation, Marathon Oil Corporation, PNC Financial Services, Inc., Transtar, Inc. and H. J. Heinz Corporation.


[PHOTO] David R. Whitwam, Chairman of the Board and Chief Executive Officer, Whirlpool Corporation. Mr. Whitwam, 60, has been a Director of PPG since 1991. He has been Chairman of the Board and Chief Executive Officer of Whirlpool Corporation, a manufacturer and distributor of household appliances and related products, since 1987. He is also a director of Whirlpool Corporation.

                                 ------------

                 Continuing Directors -- Term Expires in 2004

                                 ------------


[PHOTO] James G. Berges, President, Emerson Electric Co. Mr. Berges, 54, has been a Director of PPG since October 2000. He has been President of Emerson Electric Co. since May 1999. Emerson Electric Co. is a global manufacturer of products, systems and services for industrial automation, process control, HVAC, electronics and communications, and appliances and tools. He was Executive Vice President of Emerson Electric from 1990 until May 1999. He is also a director of Emerson Electric and of MKS Instruments, Inc.


[PHOTO] Erroll B. Davis, Jr., Chairman of the Board, President and Chief Executive Officer, Alliant Energy, a global energy service provider formed as the result of a merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Co., in April 1998. Mr. Davis, 57, has been a Director of PPG since 1994. Prior to the merger which formed Alliant Energy, he was President and Chief Executive Officer of Wisconsin Power and Light Company and WPL Holdings, Inc. He was President of Wisconsin Power and Light Company from 1987 until April 1998 and Chief Executive Officer from 1988 until April 1998. He was President and Chief Executive Officer of WPL Holdings, Inc., the parent company of Wisconsin Power and Light Company, from 1990 until April 1998. He is also a director of Alliant Energy and BP plc.

[PHOTO] Allen J. Krowe, Retired Director and Vice Chairman, Texaco Inc. Mr. Krowe, 69, has been a Director of PPG since 1987. He was Vice Chairman of Texaco Inc., an international petroleum company, from 1993, until his retirement in 1997, having served as Chief Financial Officer from 1988 to 1994. He is also a director of I.B.J. Whitehall Bank & Trust Company and Navistar International Corporation.


Committees of the Board

  The Board of Directors has appointed four standing committees, including an Audit Committee, a Nominating and Governance Committee, an Officers-Directors Compensation Committee and an Investment Committee. During 2001, the Board held eight meetings, while the Audit Committee held three meetings, the Nominating and Governance Committee three meetings, the Officers-Directors Compensation Committee two meetings and the Investment Committee two meetings. The average attendance at meetings of the Board and Committees of the Board during 2001 was over 92%, and each Director attended at least 79% of the total number of meetings of the Board and Committees of the Board on which such Director served. Descriptions of the Audit, Nominating and Governance, Officers-Directors Compensation and Investment Committees are set forth below. None of the members of those Committees is a past or present employee or officer of the Company.

  Audit Committee--The functions of the Audit Committee are primarily to review with the independent public accountants and the Company's officers and internal auditors their respective reports and recommendations concerning audit findings and the scopes of and plans for their future audit programs and to review audits, annual financial statements, accounting and financial controls. The Audit Committee also recommends to the Board of Directors the independent public accountants. The Audit Committee is composed of five independent directors. The members of the Audit Committee are James G. Berges, Erroll B. Davis, Jr., Michele J. Hooper, Steven C. Mason (Chair) and Robert Mehrabian.

  Audit Committee Report to Shareholders--The Audit Committee of the Board of Directors has oversight responsibility for the Company's financial reporting process and the quality of its financial reporting. The Audit Committee operates under a written Audit Committee Charter adopted by the Board of Directors. In connection with the December 31, 2001 financial statements, the Audit Committee:

  1) Reviewed and discussed the audited financial statements with management,

  2) Discussed with the Company's independent auditors, from the Deloitte & Touche LLP, the matters required by Statement on Auditing Standards No. 61 (Communications with Audit Committees) and

  3) Received the written independence disclosures from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, and has discussed with Deloitte & Touche LLP their independence.

  Based upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

  The Audit Committee:

     James G. Berges
     Erroll B. Davis, Jr.
     Michele J. Hooper
     Steven C. Mason
     Robert Mehrabian

  Nominating and Governance Committee--The Nominating and Governance Committee recommends to the Board of Directors the persons to be nominated by the Board to stand for election as Directors at each Annual Meeting of Shareholders, the person or persons to be elected by the Board to fill any vacancy or vacancies in its number, the persons to be elected by the Board to be Chairman of the Board, Vice Chairman of the Board, if any, President, and the Executive Officers of the Company, actions to be taken regarding the structure, organization and functioning of the Board, and the persons to serve as members of the standing committees of, and certain committees appointed by the Board. The Nominating and Governance Committee also annually reports to the Board the Committee's assessment of the performance of the Board as a whole. The members of the Nominating and Governance Committee are James G. Berges, Michele J. Hooper, Allen J. Krowe (Chair), David G. Vice (who is retiring at the Annual Meeting) and David R. Whitwam.

  The Company's bylaws provide that nominations for persons to stand for election as Directors may be made by holders of record of Common Stock entitled to vote in the election of the Directors to be elected, provided that a nomination may be made by a shareholder at a meeting of shareholders only if written notice of such nomination is received by the Secretary of the Company not later than (i) with respect to an election to be held at an Annual Meeting of Shareholders, held on the third Thursday in April, ninety days prior to such Annual Meeting and (ii) with respect to an election to be held at an Annual Meeting of Shareholders held on a date other than the third Thursday in April or an election to be held at a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Each notice of nomination from a shareholder must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to be present at the meeting in person or by proxy to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated by the Board of Directors; and (e) the written consent of each nominee, signed by such nominee, to serve as a director of the Company if so elected.

  Officers-Directors Compensation Committee--The Officers-Directors Compensation Committee (in the Compensation Committee Report and in discussions concerning the proposed amendment and reapproval of the PPG Industries, Inc. Stock Plan below sometimes referred to as the "Committee") approves, adopts, administers, interprets, amends, suspends and terminates the compensation plans of the Company applicable to, and fixes the compensation and benefits of, all officers of the Company serving as Directors of the Company (currently only Raymond W. LeBoeuf) and all Executive Officers of the Company. The members of the Officers-Directors Compensation Committee are Steven C. Mason, Robert Mehrabian, Thomas J. Usher and David R. Whitwam (Chair).

  Investment Committee--The Investment Committee reviews the investment policies of the Company concerning its pension plans and certain benefit plans and the asset investment policies of the PPG Industries Foundation. The Committee also reviews (i) the selection of providers of services to such pension and benefit plans of the Company and to the Foundation, (ii) the allocations of assets among classes and the performance of the investments of such pension and benefit plans and the Foundation, and (iii) the actuarial assumptions concerning and the funding levels of the Company's pension plans. The members of the Investment Committee are Erroll B. Davis, Jr. (Chair), Allen J. Krowe, Thomas J. Usher and David G. Vice (who is retiring at the Annual Meeting).

Compensation of Directors

  Directors who are not also Officers receive a basic annual retainer of $30,000 and a fee of $1,000 for each Board or Committee meeting they attend. In addition, the members of the Audit Committee receive an annual retainer of $4,000 while the members of the Nominating and Governance, Officers-Directors Compensation and Investment Committees receive an annual retainer of $3,000 for each Committee. The Chair of each Committee receives an additional $1,000 annually. Any Director who is also an Officer receives no compensation as a Director. In addition, under the PPG Stock Plan, each Director was granted on February 20, 2002, a Nonqualified Option to purchase 2,500 shares of Common Stock at an exercise price of $49.00 per share. The Options are exercisable one year after the date of grant, provided that the recipient is an active Director on such date.

  Under the Company's Deferred Compensation Plan for Directors, each Director must defer receipt of such compensation as the Board mandates. Currently, the Board mandates deferral of one-third of each payment of the basic annual retainer of each Director. Each Director may also elect to defer the receipt of (i) an additional one-third of each payment of the basic annual retainer,
(ii) all of the basic annual retainer or (iii) all compensation. All deferred payments are held in the form of Common Stock Equivalents and earn dividend equivalents until paid. Payments will be made in the Common Stock of the Company (and cash as to any fractional Common Stock Equivalents).

  Under the Directors' Common Stock Plan, each Director who neither is nor was an employee of the Company and who serves on the Board of Directors as of the day following each Annual Meeting of Shareholders is credited with Common Stock Equivalents worth one-half of the Directors' basic annual retainer. The Common Stock Equivalents held in each Director's account earn dividend equivalents until paid. Upon termination of service, the Common Stock Equivalents held in a Director's account will be paid in Common Stock (and cash as to any fractional Common Stock Equivalents).

  Common Stock Equivalents under both the Deferred Compensation Plan for Directors and the Directors' Common Stock Plan are hypothetical shares of Common Stock having a value on any given date equal to the value of a share of Common Stock. Common Stock Equivalents carry no voting rights or other rights afforded to a holder of Common Stock.

  As part of its overall program to promote charitable giving, the Company has established a Directors' charitable award program funded by insurance policies on the lives of Directors. Each of the Company's Directors participates in the program. Upon the death of an individual Director, the Company will donate an amount up to and including a total of $1 million to one or more qualifying charitable organizations designated by such Director and approved by the Company. The Company will subsequently be reimbursed from the proceeds of the life insurance policies. Individual Directors derive no financial benefit from this program since all charitable deductions accrue solely to the Company.

Other Transactions

  PPG and its subsidiaries purchase products and services from and/or sell products and services to companies of which certain of the Directors of PPG are executive officers or were executive officers during 2001. PPG does not consider the amounts involved in such transactions material. Such purchases from and sales to each company involved less than 1% of the consolidated gross revenues for 2001 of the purchaser and seller and all of such transactions were in the ordinary course of business. Some of such transactions are continuing, and it is anticipated that similar transactions will recur from time to time.

                      COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

  The Officers-Directors Compensation Committee of the Board of Directors is responsible for determining and administering the policies which govern the executive compensation programs of the Company. The Committee, which consists entirely of independent outside Directors, met two times in 2001 to establish Company performance goals, base salary pay levels and target annual bonus awards, to approve annual bonus payments and to establish and approve long-term incentives for the CEO and the other four executives named in the compensation table on page 11 (collectively, the "Named Executives") and certain other Officers of the Company.

 Philosophy

  The philosophy of the Committee is that the interests of the Company and its shareholders require attracting and retaining the best possible executive talent, motivating executives to achieve goals which support business strategies and linking executive and shareholder interests. The Committee believes this is generally best accomplished by compensating the CEO and other Executive Officers (referred to collectively in this Proxy Statement as the "Executives") competitively while having a significant portion of their total compensation variable and related to the performance of the Company against established goals and to their overall personal performance in directing the enterprise. The Committee also utilizes equity-based plans for a portion of compensation to link executive and shareholder interests.

 Annual Compensation Programs

  The levels of base salary and target annual bonuses for the Executives, including Named Executives, are established annually under a program intended to maintain parity with the market for similar positions. Total annual compensation is targeted at the median of the market value for each position based on data available from several independent market surveys. The Committee believes that the most direct competitors for executive talent are not necessarily the companies that comprise the Standard and Poor's 500 Index or the Standard and Poor's Materials Sector Index. Thus, the companies compared for annual compensation purposes and the companies compared for long-term compensation purposes are not the same as the companies included in the indices used in the Comparison of Five-Year Cumulative Total Shareholder Return graph on page 18.

  The Executives' base salaries are maintained below the median of the market surveys of comparison data. Annual bonus awards under the Company's Executive Officers' Annual Incentive Compensation Plan are then targeted at a level that, when combined with base salaries, approximates the median base salary and annual bonus paid by companies represented in the salary data. Competitive total compensation is achieved when target performance is met but with a larger percent of pay at risk than is the case in the comparison companies.

  Total annual compensation should exceed the median of the comparison data when Company financial performance exceeds targets established by the Committee and individual performance contributes to meeting strategic objectives of the Company. Total annual compensation should be below the median of the comparison data when Company financial performance does not meet targets and/or individual performance does not have a positive effect on strategic objectives.

  The financial performance targets established by the Committee are based on earnings growth, Return on Capital (ROC) and Return on Equity (ROE). On a limited basis, the Committee may decide not to include some one-time accounting adjustments in determining whether the financial performance targets are met. Bonus awards are calculated using these financial targets and an assessment of personal performance related to achievement of strategic objectives of the Company. The personal performance assessment of the CEO is determined by the Committee and the other Executives are assessed by the CEO.

  Final awards are subject to the negative discretion of the Committee as permitted in the PPG Industries, Inc. Executive Officers' Annual Incentive Compensation Plan approved by the shareholders. If minimum thresholds of earnings growth, ROC and ROE are not achieved, no awards are granted by the Committee. The Committee has traditionally determined that 20% of the annual bonus award be paid in Common Stock of the Company to build ownership levels and to align the interests of the Executives more closely with those of the shareholders.

 Long-Term Incentive Programs

  The Committee has established long-term incentive programs that motivate key employees to invest in the stock of the Company and to cause the Company to grow and profit, provide compensation levels competitive with opportunities available elsewhere in industry and encourage key employees to continue in the employ of the Company.

  Long-term incentives for the Named Executives are currently provided under the PPG Industries, Inc. Stock Plan (the "Stock Plan") and the PPG Industries, Inc. Executive Officers' Total Shareholder Return Plan (the "TSR Plan"). These programs, in combination, provide compensation opportunities competitive with long-term incentive compensation opportunities for large companies identified by independent compensation consulting firms as potential competitors for executive talent.

  The Stock Plan has been approved by shareholders and provides for the granting of stock options to selected employees. The number of stock options granted to Named Executives is determined so that an estimate of potential value of the options and payments under the TSR Plan, when combined with annual compensation discussed above, will approximate the median total annual and long-term compensation paid to executives in the comparison companies. The number of option shares granted is not determined by past Company performance and is not dependent on the number granted in the past or the number presently held. The options are performance related since the value of the option is ultimately determined by the future performance of the Company as reflected by stock price.

  Also, as shown in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 12, the Named Executives exercised existing options in a manner entitling them to receive Restored Options under the Restored Option provisions of the Stock Plan. The Restored Option provisions encourage Optionees to exercise options earlier during the option term, thereby building stock ownership to better align their interests with the interests of shareholders.

  The TSR Plan provides long-term incentive for Named Executives to generate high shareholder return in relation to S&P 500 Companies. Contingent share grants are made at the beginning of three-year plan periods and are paid at the end of a period if the Company achieves target performance. Payments are performance based because payments at the end of the period will be zero if minimum performance is not achieved and may exceed the original contingent share grant if shareholder return vs. the S&P 500 Companies is above target. Beginning with contingent share grants issued in 2001, companies comprising the Materials Sector of the S&P 500 are used in the performance comparison. Please see the table on page 14 for contingent grants to Named Executives and additional plan detail on page 13.

 CEO Compensation

  Mr. LeBoeuf's base salary in 2001 increased by 4.8% over the amount he received in 2000. This change is consistent with the competitive base compensation appropriate to his position as determined according to the competitive salary program described above. Consistent with the Company's philosophy, the fixed salary portion of Mr. LeBoeuf's compensation is below the median base salary paid by the comparison companies. His annual bonus for 2001 was determined 70% on performance of the Company against financial goals and 30% on personal performance against non-financial goals related to strategic objectives of the Company. The Committee rated Mr. LeBoeuf's 2001 performance toward achieving strategic objectives related to growth initiatives, strategic planning, capital allocation, responsiveness to PPG's shareholders and the general management of corporate issues as meeting requirements. However, the financial performance of the Company in 2001 did not meet requirements for target compensation. Mr. LeBoeuf's 2001 annual bonus, therefore, was below the established target level and below the prior year. In addition, Mr. LeBoeuf received a payment with respect to his 1999 contingent share grant under the TSR Plan. At the end of the three-year performance period, the Company's return to shareholders was above the minimum threshold but below target set by the Committee. Mr. LeBoeuf's payment accordingly was below target.

  Mr. LeBoeuf was granted 160,000 option shares at Fair Market Value on the date of grant and a contingent share grant of 80,000 shares under the TSR Plan. These grants are consistent with the Committee's philosophy that the estimated value of these programs combined with targeted annual compensation will be competitive with total annual and long-term compensation provided by companies that are potential competitors for executive talent.

 Other Named Executives' Compensation

  The accompanying compensation tables also list four Executives other than Mr. LeBoeuf ("Other Named Executives"). The Other Named Executives' base salaries were increased over 2000 base salaries consistent with our base pay practice discussed above. The increases in base salary over 2000 for Messrs. Archinaco, Bunch,

Hernandez and Diggs reflect the competitive market for their positions. Current base salary levels are below the median base salary position of the comparison companies. The Other Named Executives' annual bonus awards were based on Company financial performance measures and non-financial measures directly related to their corporate objectives. In addition, the Other Named Executives received payments in respect to their 1999 contingent share grants under the TSR Plan. At the end of the three-year performance period, the Company's return to shareholders was above the minimum threshold but below target set by the Committee. The payments accordingly were below target.

  The size of the stock option grants to Other Named Executives under the Stock Plan and contingent share grants under the TSR Plan is consistent with the philosophy above and represents a level of long-term incentive that is competitive with the median provided by comparison companies for individuals with similar levels of responsibility. The Other Named Executives also received Restored Options as stated in the Option/SAR Grants in Last Fiscal Year table and related footnotes on page 12.

 Deductibility of Compensation

  All taxable income for 2001 of the CEO and Other Named Executives qualified under Section 162(m) as deductible by the Company.

 Summary

  Through the programs and actions of the Committee described above, a very significant portion of the Company's executive compensation is linked directly to Company performance and returns to shareholders. The Officers-Directors Compensation Committee intends to continue this policy.

  The Officers-Directors Compensation Committee:

     Steven C. Mason
     Robert Mehrabian
     Thomas J. Usher
     David R. Whitwam

Summary of Named Executives' Compensation

  There is shown below information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2001, 2000 and 1999, of those persons who (i) served as the Chief Executive Officer of the Company at any time during 2001 and (ii) the other four most highly compensated Executive Officers of the Company at December 31, 2001.

                          SUMMARY COMPENSATION TABLE

                                                               Long-Term
                                 Annual Compensation      Compensation Awards
                             ---------------------------- --------------------
                                                Other      Securities
                                                Annual     Underlying   LTIP
       Name and              Salary   Bonus  Compensation Options/SARs Payouts     All Other
  Principal Position    Year   ($)   ($)(1)      ($)          (#)        ($)   Compensation($)(2)
  ------------------    ---- ------- ------- ------------ ------------ ------- ------------------
R. W. LeBoeuf.......... 2001 880,000 800,000     4,302      160,000    917,922      239,294
 Chairman and Chief     2000 840,000 850,000     9,703      130,000          0       97,090
 Executive Officer      1999 800,000 900,000     9,496      221,629          0      104,550

F. A. Archinaco........ 2001 490,000 380,000     5,001      117,327    260,078       81,177
 Executive Vice         2000 470,000 400,000     7,419       98,364          0       37,874
  President             1999 450,000 350,000     5,924       98,775          0       43,650

C. E. Bunch............ 2001 450,000 380,000     4,711      103,681    214,182       73,322
 Executive Vice         2000 385,000 370,000     4,622       62,777          0       28,012
  President             1999 315,000 240,000     3,214       53,211          0       27,872

W. H. Hernandez........ 2001 375,000 230,000       551       83,245    152,987       58,442
 Sr. Vice President,    2000 360,000 240,000       876       56,317          0       24,302
  Finance               1999 350,000 240,000     1,672       58,504          0       28,753

J. C. Diggs............ 2001 350,000 240,000     4,354       35,000    152,987       49,976
 Sr. Vice President and 2000 305,000 240,000    18,616       25,000          0       21,951
 General Counsel        1999 290,000 200,000     1,728       27,451          0       25,501

------
(1) Cash and market value of Common Stock awarded.

(2) The following are included in the amounts shown under All Other Compensation for 2001: Company contributions for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, were $7,140, $7,140, $7,140, $7,140 and $3,570, under the Company's Employee's Savings Plan and under the Company's Benefit Account Plan for each of the Named Executives were $300. The value of premiums paid with respect to term life insurance for the benefit of Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, was $636, $711, $374, $398 and $326. The amount shown for Mr. LeBoeuf includes $16,590, and for Mr. Archinaco includes $3,318, which are the portions of interest earned on certain deferred compensation above 120% of the applicable federal rate. The amounts shown for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs include $29,808, $13,428, $11,748, $8,604 and $3,780, respectively, in Company contributions under the Company's Deferred Compensation Plan in lieu of Company contributions which could not be made under the Savings Plan because of the Internal Revenue Code and Regulations. The figure also includes for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs, respectively, $184,800, $56,280, $53,760, $42,000 and $42,000 for dividends accrued but not paid under the Long-Term Plan.

Option Grants

  Shown below is further information on grants of Options under the Company's Stock Plan during fiscal year 2001 to the Named Executives. All of the Options granted in 2001 were Nonqualified Options, as are all outstanding Options. No Stock Appreciation Rights were granted in 2001 and none are outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable Value at Assumed
                                                                              Annual Rates of Stock Price
                                        Individual Grants                   Appreciation for Option Term(2)
                         ----------------------------------------------- --------------------------------------
                                        Percent of
                           Number of      Total
                          Securities   Options/SARs Exercise
                          Underlying    Granted to   or Base
                         Options/SARs  Employees in   Price   Expiration
    Name                 Granted(#)(1) Fiscal 2001  ($/Share)    Date    0%($)(3)     5%($)          10%($)
    ----                 ------------- ------------ --------- ---------- -------- -------------  --------------
R. W. LeBoeuf...........    160,000        5.93      50.350   2/13/2011      0        5,065,600      12,838,400
F. A. Archinaco.........     60,000        2.22      50.350   2/13/2011      0        1,899,600       4,814,400
                              5,049         .19      59.220   2/16/2009      0          142,735         341,918
                             52,278        1.94      59.220   2/15/2010      0        1,706,877       4,204,197
                            -------                                               -------------  --------------
                            117,327                                                   3,749,212       9,360,515
C. E. Bunch.............     60,000        2.22      50.350   2/13/2011      0        1,899,600       4,814,400
                             10,413         .39      59.220   2/16/2009      0          294,376         705,168
                             33,268        1.23      59.220   2/15/2010      0        1,086,200       2,675,413
                            -------                                               -------------  --------------
                            103,681                                                   3,280,176       8,194,981
W. H. Hernandez.........     45,000        1.67      50.350   2/13/2011      0        1,424,700       3,610,800
                             14,202         .53      51.170   2/15/2004      0          114,610         240,582
                              1,443         .05      51.170   2/14/2005      0           15,916          34,271
                              2,928         .11      51.170   2/13/2006      0           41,402          91,471
                             19,672         .73      54.850   2/13/2006      0          298,031         658,815
                            -------                                               -------------  --------------
                             83,245                                                   1,894,659       4,635,939
J. C. Diggs.............     35,000        1.30      50.350   2/13/2011      0        1,108,100       2,808,400
All Shareholders(4).....                                                          5,334,710,000  13,520,440,000
Named Executive
 Officers'
 Gain as % of All
 Shareholders' Gain.....                                                     0%            .283%           .280%

------
(1) All Options were granted at Fair Market Value (the closing price for the Company's Common Stock as reported on the New York Stock Exchange-Composite Transactions) on the date of grant. Five of the Options shown were granted on February 14, 2001, at an Exercise Price of $50.350 and become exercisable one year after the date of grant. The other Options shown on the table were granted to certain of the Named Executives under the Restored Option provisions of the Stock Plan that were approved by the shareholders. Under the Restored Option provisions, which apply to Nonqualified Options outstanding on December 1, 1992, or granted thereafter, an Optionee who surrenders (or certifies ownership of) shares of Common Stock in payment of the Option Price of an Option is granted a new Nonqualified Option (a "Restored Option") covering the number of shares equal to the number of shares surrendered (or certified as to ownership) and surrendered or withheld to satisfy tax obligations. Restored Options have the same expiration date as the original Option, the exercise of which generated the Restored Option, an Exercise Price equal to the Fair Market Value of the Common Stock on the date of grant of the Restored Option and become exercisable six months after the date of grant.

(2) The dollar amounts under these columns are the result of calculations at 0%, and at the 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of PPG's Common Stock price. PPG did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) No gain to the Optionees is possible without an increase in stock price. A 0% gain in stock price will result in zero gain for the Optionee.

(4) Based on approximately 168,500,000 issued shares (other than Treasury shares), these amounts are the total increase in shareholder value using the 0%, 5%, and 10% assumed annual appreciation rates and the price and terms of the February 14, 2001 grant.

Option Exercises and Fiscal Year-End Values

  Shown below is information with respect to exercises during 2001 of Options granted under the Stock Plan and information with respect to unexercised Options granted in 2001 and prior years under the Stock Plan.

   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                   Number of Securities      Value of Unexercised
                                                  Underlying Unexercised   In-the-Money Options/SARs
                                                      Options/SARs at           at December 31,
                                                   December 31, 2001(#)           2001($)(1)
                                                 ------------------------- -------------------------
                           Shares
                         Acquired on    Value
  Name                   Exercise(#) Realized($) Exercisable Unexercisable Exercisable Unexercisable
  ----                   ----------- ----------- ----------- ------------- ----------- -------------
R. W. LeBoeuf...........        0            0     626,099      160,000           0       219,200
F. A. Archinaco.........   60,152      365,754     292,771       60,000           0        82,200
C. E. Bunch.............   45,748      267,581     180,613       60,000           0        82,200
W. H. Hernandez.........   40,247      233,962     203,650       64,672      24,388        61,650
J. C. Diggs.............        0            0      83,783       35,000           0        47,950

------
(1) Based on the closing price on the New York Stock Exchange-Composite Transactions of the Company's Common Stock on December 31, 2001 (last trading day of fiscal year), which was $51.72 per share.

Long-Term Incentive Plan Awards

  During 2001, the Officers-Directors Compensation Committee made contingent grants of PPG Common Stock to the Named Executives under the Long-Term Plan. Under the Long-Term Plan, contingent share grants are made for three year plan periods and paid out at the end of the period if the Company achieves target performance. Performance is measured by determining where the total shareholder return of PPG Common Stock (stock price plus accumulated dividends) ranks among the total shareholder return for each of the companies in the Standard & Poor's Materials Sector Index. If target performance is met at the end of the award period, payments will equal the original contingent share grant. Payments at the end of the period will be zero if threshold performance is not achieved and may exceed the original targeted contingent grant if PPG total shareholder return is above objective, predetermined performance standards but may not exceed the maximums stated in the Long-Term Plan. Contingent share awards earn dividend equivalents during the award period which are credited in the form of stock equivalents under the PPG Deferred Compensation Plan. Any payments made at the end of the award period under the Long-Term Plan may be in the form of stock, cash (based on the market value of the number of contingent shares paid in the form of cash) or a combination of both, and may be deferred into the PPG Deferred Compensation Plan.

             LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                                          Estimated Future Payouts
                                                                      Under Non-Stock Price-Based Plans
                                                           -------------------------------------------------------
                           Number of     Performances or
                         Shares, Units Other Period Until
                           or Other       Maturation or       Minimum      Threshold      Target        Maximum
 Name                      Rights(#)         Payout        (# of shares) (# of shares) (# of shares) (# of shares)
 ----                    ------------- ------------------- ------------- ------------- ------------- -------------
R. W. LeBoeuf...........    80,000     1/1/2001-12/31/2003        0         32,000        80,000        176,000
F. A. Archinaco.........    25,000     1/1/2001-12/31/2003        0         10,000        25,000         55,000
C. E. Bunch.............    25,000     1/1/2001-12/31/2003        0         10,000        25,000         55,000
W. H. Hernandez.........    20,000     1/1/2001-12/31/2003        0          8,000        20,000         44,000
J. C. Diggs.............    20,000     1/1/2001-12/31/2003        0          8,000        20,000         44,000

Retirement Plans

  The Company's qualified retirement plan for salaried employees and nonqualified retirement plan provide benefits after retirement. The annual benefits payable upon retirement under those plans to persons in hypothetical five-year average annual covered compensation and credited years-of-service classifications (assuming retirement as of January 1, 2002, and date of birth in 1936) are estimated in the following table.

                              Pension Plan Table

  Base and
 Incentive
5-Year Avg.
   Total
Compensation                      Credited Years-of-Service
------------      -----------------------------------------------------------------------------
                    15              20              25              30               35
                  -------         -------         -------         -------         ---------
$ 300,000          63,988          85,570         107,151         128,732           150,313
  500,000         111,428         149,010         186,591         224,172           261,753
  750,000         170,728         228,310         285,891         343,472           401,053
1,000,000         230,028         307,610         385,191         462,772           540,353
1,300,000         301,188         402,770         504,351         605,932           707,513
1,600,000         327,348         497,930         623,511         749,092           874,673
1,900,000         443,508         593,090         742,671         892,252         1,041,833

  The compensation covered by the Company's qualified retirement plan for salaried employees, which is compulsory and noncontributory, is the salary of a participant as limited by applicable Internal Revenue Service ("IRS") regulations. The compensation covered by the Company's nonqualified retirement plan, which is available only to those employees who participate in the qualified retirement plan for salaried employees and in the Company's Incentive Compensation Plan or Management Award Plan, is the compensation paid under the latter two plans, which for the Named Executives in the Summary Compensation Table on page 11 is shown in the "Bonus" column under "Annual Compensation." Additional benefits may be paid to certain participants under the Company's nonqualified retirement plan equal to any benefit which cannot be paid under the Company's qualified retirement plan for salaried employees because of the restrictions of any applicable IRS regulations. The benefit payable under the Company's qualified retirement plan for salaried employees is a function of a participant's highest consecutive five-year average annual covered compensation during the ten years immediately prior to retirement and credited years-of-service while a plan participant. The benefit payable under the Company's nonqualified retirement plan is a function of the participant's five-year average annual covered compensation for the highest five years out of the final ten years immediately prior to retirement and credited years-of-service. The highest five-year average annual covered compensation under both plans through 2001 for Messrs. LeBoeuf, Archinaco, Bunch, Hernandez and Diggs is $1,570,167, $781,433, $594,170, $606,333 and $453,241, respectively. The annual benefits payable under the plans as shown in the table above are estimated on the basis of a straight life annuity notwithstanding the availability of a joint and survivor annuity or lump sum benefit and are not subject to reduction for social security benefits. For purposes of the plans, Mr. LeBoeuf has twenty-one years of service, Mr. Archinaco thirty-six and one-half years, Mr. Bunch twenty-two and one-half years, Mr. Hernandez eleven years and Mr. Diggs five years.

Change In Control Arrangements

  The Company has entered into arrangements with certain key executives, including the Named Executives, providing for the continued employment of such executives for a period of up to three years following a change in control of the Company. The arrangements contemplate that during such three-year period, such executives would continue to be employed in capacities, and compensated on a basis, commensurate with their capacities and compensation before the change in control occurred. The arrangements contemplate, further, that in the event the executive's employment is terminated (a) for any reason by the executive during a thirty day window period beginning one year after a change in control, (b) at any time during the three years following a change in control by the executive because either he has not been employed in a commensurate capacity or he has not been commensurately compensated or (c) by the Company at any time during the three years following a change in control other than for cause, the executive would be entitled to receive, subject to certain conditions, a payment. This payment would basically be the salary and the awards under the Incentive Compensation Plan that the Executive would have received for (i) the next two years (or until the executive's retirement date if earlier) if the termination was under situation (a) above or (ii) for three years (or until the executive's retirement date if earlier) if the termination was under situations (b) or (c) above.

                                BOARD PROPOSAL

       PROPOSAL--AMEND AND REAPPROVE THE PPG INDUSTRIES, INC. STOCK PLAN

  The Board unanimously recommends that the shareholders approve an amendment to the PPG Industries, Inc. Stock Plan (the "Stock Plan") to reauthorize the pool of shares available for grants under the Stock Plan and to reapprove the amended Plan to preserve the deductibility of compensation paid under the Plan under Section 162(m) of the Internal Revenue Code.

Background and Brief Description of Amendment

  The PPG Industries, Inc. Stock Plan (sometimes referred to in this Proxy Statement as the "Stock Plan" or the "Plan") was initially adopted as the "PPG Industries, Inc. 1984 Stock Option Plan" (the "1984 Stock Option Plan") by the Board of Directors on February 16, 1984 and approved by the shareholders on April 19, 1984. The Plan was amended by the Board of Directors on February 18, 1988 and February 20, 1992, and those amendments were approved by the shareholders on April 21, 1988 and April 16, 1992, respectively. The Plan was amended and restated by the Board of Directors on December 16, 1996, and that amendment and restatement was approved by the shareholders on April 17, 1997. Pursuant to such amendment and restatement, the 1984 Stock Option Plan was renamed the "PPG Industries, Inc. Stock Plan."

  The Plan is designed to promote the growth and profitability of the Company and its subsidiaries by giving Plan participants an opportunity to invest in and hold the Common Stock and thereby (1) provide them with additional incentive to cause the Company and its subsidiaries to grow and profit, (2) make their compensation competitive with opportunities available in competing industries, and (3) encourage them to continue in the employ of the Company or a subsidiary.

  The Board continues to consider the Plan an important tool for promoting the interests of the Company and its shareholders. The Board believes that the goals served by the Plan are as important today as ever and that the Plan should continue.

  Accordingly, on February 21, 2002 the Board adopted the following amendment to the Plan in order to increase the maximum number of shares of Common Stock that may be issued, and as to which Options and Restricted Stock may be granted, under the Plan.

 Authorization of Shares

  The amended Plan authorizes the grant of Restricted Stock, Stock Appreciation Rights and Options (collectively "Awards") with respect to a maximum of 14,000,000 shares of Common Stock (of which no more than 250,000 shares may be Restricted Stock) from and after April 18, 2002 (the "Grant Authorization"). The issuance of 30,600,000 shares of Common Stock is authorized from and after April 18, 2002 (the "Issuance Authorization"). As of February 19, 2002 there were outstanding 16,635,479 unexercised Options under the Plan. The Issuance Authorization would cover all exercises of Awards after April 18, 2002, including exercise of outstanding unexercised Options, and all Restricted Stock awarded after that date. Common Stock will be registered as required by the Securities and Exchange Commission regulations prior to issuance. The amended Plan also provides that from and after April 18, 2002, the shares of Common Stock subject to Awards granted to any one person over the remaining life of the Plan will not exceed 2,000,000 shares. The Grant Authorization and the Issuance Authorization and the individual limit on awards would be subject to adjustment in certain events, including stock dividends and stock splits as more fully described later. The amended Plan continues to provide that shares of Common Stock tendered to the Company by participants in exercising Options or paying withholding taxes would be restored to both Authorizations but not to the individual limit on awards. Any shares of Common Stock subject to unexercised Options, and remaining unexercised at the expiration or termination thereof, would be restored to the Grant Authorization but not to the individual limit on awards. Restricted Stock issued under the amended Plan and thereafter forfeited to the Company would be restored to both the Grant Authorization and the Issuance Authorization but not to the individual limit on awards. No Options, Stock Appreciation Rights or Restricted Stock may be granted under the amended Plan after December 31, 2007 although Common Stock may be issued after that date with respect to Options and SARs outstanding on that date.

 Eligible Recipients

  Eligible recipients of Awards would include the Company's Directors and such Employees of the Company and the Company's Subsidiaries who are determined to have the ability to make a substantial contribution to the growth and profitability of the Company or any of its subsidiaries. Other Employees selected to receive Awards as well as the terms of such Awards will be determined by the Board or the Committee or by others designated by the Board or the Committee. (The granting entities are hereinafter referred to individually or collectively as the "Award Grantor.") The number of participants who may be granted Options, Stock Appreciation Rights and Restricted Stock in the future is not presently known because in each instance it is in the discretion of the Award Grantor. However, it is presently contemplated that the number will be less than 3% of the number of Employees of PPG and its Subsidiaries. Neither the existence of the amended Stock Plan nor the grant of Options, Stock Appreciation Rights or Restricted Stock pursuant to the Stock Plan shall create in any recipient the right to continue to be employed by the Company or a Subsidiary.

 Estimated Benefits

  No Awards have been made under the amended Stock Plan and it is impossible to determine the amount of Awards that will be received in the future by any of the persons eligible to receive an award under the amended Stock Plan. However, the Awards granted under the Stock Plan in 2001 would not have been affected had this amendment been in effect in 2001.

  Information regarding Stock Option awards to the Company's Chief Executive Officer and the other four most highly compensated Executive Officers in 2001 pursuant to the Stock Plan is provided on page 12 of this Proxy Statement. In addition, 360,000 original Options were granted in 2001 under the Stock Plan to all current Executive Officers as a group and 1,803,600 original Options were granted to all employees, including all current officers who are not Executive Officers. No Incentive Options or Restricted Stock were granted in 2001. Each non-employee Director was granted 2,500 Options under the Stock Plan in 2001. All Options are granted at Fair Market Value on the date of grant.

 Amendment and Termination

  The Board of Directors may amend, suspend or terminate the Stock Plan, in whole or in part, at any time, but no amendment may, without shareholder approval, (1) increase the maximum number of shares which may be issued and for which Awards for which Options may be granted (either in the aggregate or to any one employee), (2) change the manner of determining the minimum Option Price (other than to make any such change as may be necessary to conform to any then-applicable provision of the Internal Revenue Code or any regulations thereunder), (3) extend the date upon which the Stock Plan will terminate or
(4) increase the maximum period during which Options may be exercised. The Stock Plan will terminate on December 31, 2007, unless earlier terminated by the Board. No amendment, suspension or termination may affect adversely, without the Optionee's consent, the rights of such Optionee with respect to an Option previously granted.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE PROPOSAL TO AMEND AND
                                            ---
REAPPROVE THE PPG INDUSTRIES, INC. STOCK PLAN.

                                   AUDITORS

  The Board of Directors, based on the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as Auditors for the Company for the year 2002. Deloitte & Touche LLP have been regularly engaged by the Company for many years to audit the Company's annual financial statements and to perform other services, primarily related to tax matters. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting and, while they do not plan to make a statement (although they will have the opportunity if they desire to do so), they will be available to respond to appropriate questions from shareholders.

  During 2001, the Company retained its principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") to provide services in the following categories and amounts:

Audit Fees:
  Audit of the consolidated financial statements of PPG Industries,
   Inc.............................................................. $1,740,848
Financial Information Systems Design/Implementation................. $        0
Other Fees:
  Audit-related fees(1)............................................. $1,112,310
  Tax Related Fees.................................................. $1,815,403
  Other Non-audit Related Fees...................................... $  171,988
                                                                     ----------
Total Other Fees(2)................................................. $3,099,701

------
(1) This amount primarily includes fees for foreign statutory audits of approximately $885,000.

(2) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                     SHAREHOLDER RETURN PERFORMANCE GRAPH

  Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Standard & Poor's Composite--500 Stock Index ("S&P 500 Index") and the Standard and Poor's Materials Sector Index ("S&P Materials Sector Index" (formerly the S&P Basic Materials Index)) for the five year period beginning December 31, 1996 and ending December 31, 2001. The graph was prepared on February 7, 2002. The information presented in the graph assumes that the investment in the Company's Common Stock and each Index was $100 on December 31, 1996 and that all dividends were reinvested.

          Comparison of Five-Year Cumulative Total Shareholder Return PPG Industries, Inc., S&P Materials Sector Index and S&P 500 Index


                             [Graph appears here]


                 '96    '97    '98    '99    '00    '01

PPG             $100   $105   $110   $122   $ 94   $110
S&P Materials   $100   $108   $110   $126   $106   $110
S&P 500         $100   $133   $171   $207   $188   $166


                                 MISCELLANEOUS

Vote Required

  The Annual Meeting of Shareholders will not be organized for the transaction of business unless a quorum is present. The presence in person or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast shall constitute a quorum. Votes withheld and abstentions will be counted but broker non-votes will not be counted in determining the presence of a quorum.

  In the election of Directors, the number of nominees to be elected in each class who receive the greatest number of votes cast at the Annual Meeting by the holders of the Common Stock present in person or by proxy and entitled to vote, assuming the presence of a quorum, will be elected as Directors for a term of three years or their earlier resignation or retirement. Since no written notice was received by the Company from a shareholder that a nomination would be made by the shareholder at the Meeting pursuant to the nomination procedure provided for in the Company's bylaws, votes may only be cast for, or withheld from, the Company's nominees.

  Pennsylvania law provides that abstentions, votes withheld and broker non-votes are not votes cast. Therefore, with respect to the election of Directors, abstentions, votes withheld and broker non-votes do not count either for or against such election.

Solicitation Costs

  The costs of the solicitation of proxies will be borne by the Company. Arrangements may be made by the Company with brokerage houses and other custodians, nominees and fiduciaries for them to forward solicitation materials to the beneficial owners of the shares such brokerage houses and other custodians, nominees and fiduciaries hold of record, and the Company may reimburse them for the reasonable expenses they incur in so doing. To assist in the solicitation of proxies, the Company has engaged D. F. King & Co. for a fee of $12,000, plus out-of-pocket expenses. Directors, Officers or regular employees of the Company may, without additional compensation therefor, also make solicitations.

Shareholder Proposals for the Next Annual Meeting

  Shareholders intending to present business for consideration at the year 2003 Annual Meeting of Shareholders must give notice to the Secretary of the Company within the same time limits as set forth on page 6 for nomination of Directors and such business must otherwise be a proper matter for shareholder action. If, as expected, the year 2003 Annual Meeting of Shareholders is held on April 17, 2003 (the third Thursday of April, 2003), then to be timely the notice must be received by the Secretary of the Company not later than January 16, 2003, in order to be brought before the Meeting. To be eligible for inclusion in the Proxy Statement and Proxy Card relating to such Annual Meeting the notice must be received by the Secretary of the Company not later than November 5, 2002.

Section 16(a) Reporting

  The Directors and Executive Officers of the Company are required to file reports of initial ownership and changes of ownership of PPG securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company and written representations that no other reports were required, the required filings of all such Directors and Executive Officers were filed timely, except that the Company was inadvertently 35 days late in filing one Form 4 on behalf of Mr. R. L. Crane (a retired Executive Officer of the Company) reporting one transaction in January 2001.

Other Matters

  So far as is known, no matters other than those described herein are expected to come before the Meeting. It is intended, however, that the proxies solicited hereby will be voted on any other matters which may properly come before the Meeting, or any adjournment thereof, in the discretion of the person or persons voting such proxies unless the shareholder has indicated on the Proxy Card that the shares represented thereby are not to be voted on such other matters.

                                          Pittsburgh, Pennsylvania
                                          March 5, 2002

                            YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.



  -arrow- Please fold and detach card at perforation before mailing. -arrow-
-------------------------------------------------------------------------------

   THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF PPG INDUSTRIES, INC.
     FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 18, 2002.

The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 5, 2002, hereby appoints R.W. LeBoeuf, J.C. Diggs and M.C. Hanzel, or any of them, with full power of substitution to each, proxies to represent the undersigned and to vote all of the shares of the Common Stock of PPG Industries, Inc., (the "Company") that the undersigned would be entitled to vote if personally present at the 2002 Annual Meeting of Shareholders of the Company, or any adjournment thereof, as directed on the reverse side hereof and in their discretion on such other matters as may properly come before the meeting or any adjournment thereof.

The shares represented by this proxy will be voted as directed on the reverse side hereof. If no direction is given, however, the shares represented by this proxy will be voted FOR the election of the nominees for Director proposed by the Board of Directors (those nominees are Michele J. Hooper, Raymond W. LeBoeuf and Robert Mehrabian) and FOR the proposal to amend and reapprove the PPG Industries, Inc. Stock Plan. Shares to be voted FOR the election of the nominees proposed by the Board of Directors will be voted cumulatively in the discretion of the proxies for any nominees other than nominees with respect to whom authority to vote FOR has been withheld. This card votes all of the shares of the Common Stock of the Company held under the same registration in any one or more of the following manners: as a shareholder of record; in the Shareholder Investor Services Program; in the PPG Industries Employee Savings Plan and in the PPG Canada Inc. Employee Savings Plan.

Please complete, sign and date this Card on the reverse side and return it promptly in the enclosed reply envelope if you do not vote by telephone or Internet.

=====================
PPG Industries, Inc.
P. O. Box 1150
Pittsburgh, PA 15230
=====================

----------------------------------------------
      V O T E  B Y  T E L E P H O N E
----------------------------------------------
Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

----------------------------------------------
         V O T E  B Y  I N T E R N E T
----------------------------------------------
Have your proxy card available when you
access the website http://www.votefast.com.
You will be prompted to enter your Control
Number and then you can follow the simple prompts that will be presented to you to record your vote.

----------------------------------------------
           V O T E  B Y  M A I L
----------------------------------------------
Please mark, sign and date your proxy card
and return it in the postage-paid envelope
provided or return it to: Corporate Election
Services, PO Box 1150, Pittsburgh, PA 15230.
-----------------------------------------------


----------------------  ----------------------   -----------------------------
  Vote by Telephone        Vote by Internet              Vote by Mail
Call Toll-Free using a  Access the Website and   Return your proxy/instruction
touch-tone telephone:       cast your vote:        Card in the postage-paid
   1-800-542-1160       http://www.votefast.com       envelope provided.
----------------------  -----------------------  -----------------------------

                      Vote 24 hours a day, 7 days a week!
             Your telephone or internet vote must be received by
                       11:59 p.m. Eastern Daylight Time
            on April 17, 2002 to be counted in the final tabulation.

                      ===================================

                      Your Control Number is:

                      ===================================

  -arrow- Please fold and detach card at perforation before mailing. -arrow-
................................................................................

-------------------------------------------------------------------------------
[LOGO] PPG INDUSTRIES, INC.    To obtain an Admission card to the Annual
       One PPG Place           Meeting, place an "X" in the box to the
       Pittsburgh, PA 15272    right.                                    [ ]

                               ----------------------------------------
-------------------------------------------------------------------------------
             PPG'S DIRECTORS RECOMMEND A VOTE "FOR" ITEMS 1 AND 2.
-------------------------------------------------------------------------------
                                        FOR     WITHHELD
1. ELECTION OF THREE DIRECTORS          [ ]        [ ]
   (01) MICHELE J. HOOPER
   (02) RAYMOND W. LEBOEUF
   (03) ROBERT MEHRABIAN

FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

--------------------------------------------------------

-------------------------------------------------------------------------------
                                         FOR     AGAINST     ABSTAIN
2. PROPOSAL TO AMEND AND REAPPROVE       [ ]       [ ]         [ ]
   THE PPG INDUSTRIES, INC. STOCK PLAN

--------------------------------------------------------------------------------



SIGNATURE(S)
            ------------------------------------------------------------------
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      corporation or partnership or as attorney, agent or in another
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